Exhibit 23.1
Consent of the Independent Registered Public Accounting Firm
To the Participants and Administrator
Teleflex Incorporated
401(k) Savings Plan
Limerick, Pennsylvania
We consent to incorporation, by reference in Registration Statement No. 333-127103, dated August 2, 2005, on Form S-8, Registration Statement No. 333-101005, dated November 5, 2002, on Form S-8 and Registration Statement No. 33-53385, dated April 29, 1994, on Form S-8 pertaining to the Teleflex Incorporated 401(k) Savings Plan, of our report dated June 22, 2010, relating to the statements of net assets available for benefits of the Teleflex Incorporated 401(k) Savings Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended and the supplementary schedules, which report appears in the December 31, 2009 annual report on Form 11-K of the Teleflex Incorporated 401(k) Savings Plan.
Oaks, Pennsylvania
June 29, 2010